                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                         CREDIT ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                      [CREDIT ACCEPTANCE CORPORATION LOGO]

                          CREDIT ACCEPTANCE CORPORATION
                           25505 West Twelve Mile Road
                                   Suite 3000
                         Southfield, Michigan 48034-8339


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             to be held May 22, 2000

                           ---------------------------




           NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Monday, May 22, 2000, at 9:00 a.m., local time, for the following purposes.

           1. To elect five directors to serve until the 2001 Annual Meeting of Shareholders;

           2. To transact such other business as may properly come before the meeting or any adjournment thereof.

           Shareholders of record on April 4, 2000 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed Proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The Proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                           By Order of the Board of Directors,



                                           Donald A. Foss
                                           Chairman and Chief Executive Officer


  Southfield, Michigan
  April 14, 2000

                      [CREDIT ACCEPTANCE CORPORATION LOGO]

                          CREDIT ACCEPTANCE CORPORATION

                                 PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 2000

                       ---------------------------------



         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit Acceptance Corporation, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Monday, May 22, 2000, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 14, 2000.

         Only shareholders of record at the close of business on April 4, 2000 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof. Each holder of the 44,835,054 issued and outstanding shares of the Company's common stock (the "Common Stock") on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

         A proxy may be revoked at any time before it is exercised by giving a written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy or by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted for the election of directors named in this Proxy Statement. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment.

         The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

                            COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 31, 2000 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 31, 2000 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.


                                                                                 NUMBER
                                                                                OF SHARES             PERCENT OF
                                                                            BENEFICIALLY OWNED    OUTSTANDING SHARES
                                                                           --------------------   ------------------
Donald A. Foss .........................................................    23,937,174  (a)            53.3%
Brett A. Roberts........................................................       342,000  (b)             *
Michael W. Knoblauch....................................................       195,933  (c)             *
Thomas A. FitzSimmons ..................................................       127,650  (d)             *
David S. Simmet.........................................................       100,842  (e)             *
Richard G. Vanderport...................................................             -                  *
Harry E. Craig..........................................................        10,000                  *
David T. Harrison.......................................................         4,800                  *
Sam M. LaFata ..........................................................         9,000  (f)             *
Thomas N. Tryforos......................................................     4,248,268  (g)             9.5%
All Directors and Executive Officers as a Group (12 persons)............    29,131,550  (h)            64.9%
Thomas W. Smith.........................................................     4,940,620  (g)            11.0%
Tweedy, Browne Company LLC..............................................     2,408,878  (i)             5.4%
Dimensional Fund Advisors, Inc..........................................     2,325,300  (j)             5.2%

*  Less than 1%.

(a) Shares are held of record by the Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Mr. Foss' business address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034-8339.

(b) Includes 324,000 shares which Mr. Roberts has the right to acquire upon exercise of employee stock options.

(c) Includes 193,333 shares which Mr. Knoblauch has the right to acquire upon exercise of employee stock options.

(d) Includes 125,000 shares which Mr. FitzSimmons has the right to acquire upon exercise of employee stock options.

(e) Includes 99,667 shares which Mr. Simmet has the right to acquire upon exercise of employee stock options.

(f) Shares are held by the Sam M. LaFata Revocable Living Trust as to which Mr. LaFata is the trustee.

(g) The number of shares is based on information contained in a Schedule 13-D filed with the Securities and Exchange Commission by Mr. Thomas W. Smith and Mr. Thomas N. Tryforos which reflect their beneficial ownership of shares of Common Stock as of February 14, 2000. Mr. Thomas W. Smith reported that he may be deemed to have sole voting power and dispositive power over 857,250 shares and shared voting and dispositive power over 4,083,370 shares with Mr. Thomas N. Tryforos. Mr. Tryforos reported that he has sole voting and dispositive power over 164,898 shares. Mr. Smith's and Mr. Tryforos's business address is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(h) Includes a total of 893,733 shares which such persons have the right to acquire upon exercise of employee stock options.

(i) The number of shares is based on information contained in a Schedule 13-D filed with the Securities and Exchange Commission by Tweedy, Browne Company LLC which reflects its beneficial ownership of shares of Common Stock as of December 31, 1999. Tweedy, Browne Company LLC reported that it may be deemed to have sole voting power over 2,327,495 shares and shared dispositive power for 2,408,878 shares with various investment clients. Tweedy, Browne Company's business address is 350 Park Avenue, New York, New York 10022.

(j) The number of shares is based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. which reflects its beneficial ownership of shares of Common Stock as of December 31, 1999. Dimensional Fund Advisors, Inc. reported that it may be deemed to have sole voting power and sole dispositive power over 2,325,300 shares. Dimensional Fund Advisors' business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

                       MATTERS TO COME BEFORE THE MEETING

(1)      ELECTION OF DIRECTORS

         Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of the Company. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select. Each of the nominees is currently a director of the Company. David T. Harrison, who has been member of the Board of Directors since June 1992, is not seeking reelection due to time constraints from other work commitments.

         The following sets forth information as to each nominee for election at the Annual Meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a director of the Company. The Board of Directors recommends a vote FOR each of the nominees for election. EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. The election of directors requires a plurality of the votes cast.

         DONALD A. FOSS; AGE 55; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

         Mr. Foss is the founder and principal shareholder of the Company, in addition to owning and operating an affiliated company engaged in the sale of used vehicles. He was formally named Chairman of the Board and Chief Executive Officer of the Company in March 1992.

         HARRY E. CRAIG, AGE 72; INDEPENDENT PERSONNEL CONSULTANT

         Mr. Craig has been a self-employed consultant providing management training services since 1986. Mr. Craig served in various managerial and other capacities with Ford Motor Company for 30 years, most recently as Director, Personnel and Organization Office of Ford Aerospace & Communications Corporation. Mr. Craig became a director of the Company in June 1992.

         THOMAS A. FITZSIMMONS; AGE 56; MANAGING DIRECTOR, CREDIT ACCEPTANCE CORPORATION UK, LIMITED

         Mr. FitzSimmons has been Managing Director of the Company's United Kingdom operations since joining the Company in October 1997. From 1983 until June 1997, he was a principal of William Blair & Company LLC, a full-service investment banking/brokerage firm headquartered in Chicago and most recently served as manager of its Financial Institutions Group for more than five years. Mr. FitzSimmons became a director of the Company in February 1994.

         SAM M. LAFATA; AGE 66; VICE PRESIDENT - SPECIAL BUSINESS DEVELOPMENT OF MANHEIM DETROIT AUTO AUCTION

         Mr. LaFata was General Manager of Manheim Metro Detroit Auto Auction from February 1991 until January 1999, when he was named Vice President - Special Business Development. Mr. LaFata has more than 30 years of experience in the automotive sales industry. Mr. LaFata has served as a director of the Company since June 1992.

         THOMAS N. TRYFOROS; AGE 40; GENERAL PARTNER OF PRESCOTT INVESTORS, INC.

         Since May 1991, Mr. Tryforos has been employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of the Company in July 1999.

                            OTHER EXECUTIVE OFFICERS

         BRETT A. ROBERTS; AGE 33; CO-PRESIDENT

         Mr. Roberts joined the Company in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. In January 1997, he was named Executive Vice President and Chief Financial Officer and to his present position in January 2000. Before joining the Company, he was employed at Arthur Andersen LLP in the audit division.

         MICHAEL W. KNOBLAUCH; AGE 36; CO-PRESIDENT

         Mr. Knoblauch has been employed by the Company since 1992. He served as the Company's collection manager from May 1994 to August 1995. He was named Vice President - Collections in August 1995. He was named Chief Operating Officer in July 1999 and to his present position in January 2000. Before joining the Company, Mr. Knoblauch was on the financial staff of General Motors Corporation, Service Parts Division.

         DOUGLAS W. BUSK; AGE 39; TREASURER AND CHIEF FINANCIAL OFFICER

         Mr. Busk joined the Company in November 1996 and was named Vice President and Treasurer in January 1997. He was named to his present position in January 2000. Previously, Mr. Busk was a Vice President and Loan Officer at Comerica Bank from 1990 to 1996.

         JOHN P. CAVANAUGH; AGE 34; CORPORATE CONTROLLER AND ASSISTANT SECRETARY

         Mr. Cavanaugh has been the Company's corporate controller since joining the Company in October 1993. He was named to his present position in August 1995. Prior to joining the Company, Mr. Cavanaugh was employed at KPMG Peat Marwick LLP in the audit division.

         CHARLES A. PEARCE; AGE 35; VICE PRESIDENT - GENERAL COUNSEL AND CORPORATE SECRETARY

         Mr. Pearce has been the Company's general counsel since January 1996. He was named Vice President - General Counsel in January 1997 and to his present position in June 1999. Mr. Pearce was employed with the law firm of Rhoades, McKee, Boer, Goodrich and Titta from May 1990 until joining the Company in January 1996.

         DAVID S. SIMMET; AGE 35; VICE PRESIDENT - INFORMATION SYSTEMS

         Mr. Simmet has been employed by the Company since 1992. He was named Vice President Information Systems in October 1997. He served as the Company's Director of Information Systems from April 1995 to October 1997 and as Manager of Information Systems from August 1992 to April 1995. Before joining the Company, Mr. Simmet was employed at Arthur Andersen LLP in its business systems consulting practice.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held thirteen meetings during 1999. Standing committees of the Board include the Audit Committee and the Executive Compensation Committee. The members of the committees during 1999 were Messrs. Craig, Harrison, LaFata and Tryforos.

         The Audit Committee's principal responsibilities include: (a) recommending the selection of the Company's independent public accountants, (b) reviewing the scope of audits made by the independent public accountants, (c) reviewing the audit reports submitted by the independent public accountants, and
(d) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures. The Audit Committee held two meetings during 1999.

         The Executive Compensation Committee's principal responsibilities include: (a) reviewing on an annual basis the compensation of all executive officers of the Company, (b) making recommendations to the Board regarding compensation of executive officers, (c) reviewing all employee benefit plans pursuant to which securities (including stock options) are granted to the Company's executive officers, and (d) administering the Company's 1992 Stock Option Plan (the "Option Plan"). The Executive Compensation Committee held two meetings during 1999.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY

         The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer, the other four most highly compensated executive officers of the Company (based on combined salary and bonus for 1999) and one other former executive officer (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                        ANNUAL                              OMPENSATION
                                                     COMPENSATION                           -----------
                                     --------------------------------------------------       AWARDS
                                                                          OTHER              SECURITIES
           NAME AND                                                       ANNUAL             UNDERLYING         ALL OTHER
      PRINCIPAL POSITION                YEAR    SALARY($) BONUS($)(a)  COMPENSATION ($)(b)  OPTIONS/SARs(#) COMPENSATION ($)(C)
      ------------------                ----    --------- -----------  -------------------  --------------- -------------------

Donald A. Foss.....................     1999    $475,000   $       -        $14,865                -             $  625
   Chairman of the Board and            1998     475,000           -         19,678                -                625
   Chief Executive Officer              1997     450,000           -         16,076                -                625

Richard G. Vanderport (e).........      1999    $285,800   $       -        $     -                -             $  625
     Former Vice President - Sales      1998     250,000           -              -           10,000                625
                                        1997      12,500           -              -          150,000                  -

Brett A. Roberts...................     1999    $279,000   $  25,000        $     -          100,000             $  948
   Co-President                         1998     255,000           -              -          100,000                895
                                        1997     225,000           -              -          350,000  (d)           895

Michael W. Knoblauch...............     1999    $229,000   $  25,000        $     -          100,000             $1,005
   Co-President                         1998     200,000           -              -           50,000                895
                                        1997     170,000           -              -          300,000  (d)           895

Thomas A. FitzSimmons (e)..........     1999    $260,000   $  25,000        $24,200           50,000             $    -
   Managing Director                    1998     260,000           -         60,924           75,000                  -
   Credit Acceptance Corporation        1997      58,000           -              -          150,000                  -
   U.K. Limited

David S. Simmet....................     1999    $164,400   $  39,600        $     -           10,000             $  625
   Vice President - Information Systems 1998     149,100           -              -           20,000                625
                                        1997     118,500      50,000              -          150,000  (d)           625


(a) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in the following year. See "Compensation of Executive Officers - Report of the Executive Compensation Committee."
(b) The amounts disclosed in this column for Mr. Foss consist of automobile allowances of $10,000, $12,000 and $11,750 and related tax "gross ups" of $6,076, $7,678 and $3,115 in 1997, 1998 and 1999, respectively. The amounts disclosed in this column for Mr. FitzSimmons consists of overseas housing reimbursements of $32,525 and $18,001, automobile allowances of $2,800 and $2,185 and tax gross-ups of $25,599 and $4,014 in 1998 and 1999, respectively.
(c) The amounts disclosed in this column for 1999 are comprised of the Company's matching contribution for the 401(k) Profit Sharing Plan of $625 for each officer and $323 and $380 paid for split beneficiary life insurance policies for Messrs. Roberts and Knoblauch, respectively.
(d) The amounts include new option grants, options granted in prior years and repriced, and options granted in 1997 and repriced but does not deduct options granted previously and subsequently cancelled pursuant to a repricing. Options cancelled and repriced in 1997 were 100,000, 225,000 and 200,000 for Messrs. Simmet, Roberts and Knoblauch, respectively.
(e) Mr. FitzSimmons joined the Company in October 1997. Mr. Vanderport joined the Company in December 1997 and left the Company in December 1999.

OPTIONS

         The following table provides information on option grants during 1999 to the Named Executive Officers. All such options were granted under the Company's Option Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR





                                                    INDIVIDUAL GRANTS
                      ------------------------------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                                    PERCENT                                                AT ASSUMED ANNUAL RATES
                                                    OF TOTAL                                               STOCK PRICE APPRECIATION
                        NUMBER OF SECURITIES      OPTIONS/SARs                                                FOR OPTION TERM (C)
                        UNDERLYING OPTIONS/   GRANTED TO EMPLOYEES     EXERCISE PRICE   EXPIRATION       --------------------------
       NAME                SARs GRANTED (#)      IN FISCAL YEAR          ($/SHARE)         DATE              5% ($)       10%($)
       ----                ----------------      --------------          ---------         ----              ------       ------

Donald A. Foss.........           -                     - %              $   -                  -          $      -     $      -
Richard G Vanderport...           -                     - %                  -                  -                 -            -
Brett A. Roberts.......     100,000 (a)               5.68%              3.625           12/31/09           227,974      577,732
Michael W. Knoblauch...     100,000 (a)               5.68%              3.625           12/31/09           227,974      577,732
Thomas A. FitzSimmons..      50,000 (b)               2.84%              3.625           12/31/09           113,987      288,866
David S. Simmet........      10,000 (a)               0.57%              3.625           12/31/09            22,797       57,773


(a) These options granted vest only if the Company's earnings per share targets are met, or immediately upon a change of control of the Company.
(b) The Options vest in three equal annual installments beginning December 31, 2000, or immediately upon a change of control of the Company.
(c) Represents the value of such option at the end of its 10-year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the price appreciation reflected in this table will be achieved.

         The following table provides information with respect to the unexercised options held as of December 31, 1999 by the Named Executive Officers. There were no options exercised by the Named Executive Officers during 1999.

                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR-END OPTION/SAR VALUES


                         NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                            UNEXERCISED OPTIONS/SARs            IN-THE-MONEY OPTIONS/SARs
                               AT FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)(a)
                         -------------------------------      ------------------------------

    NAME                   EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
    ----                   -----------     -------------      -----------      -------------

Donald A. Foss...........          -                -          $      -          $     -
Richard G. Vanderport....          -                -                 -                -
Brett A. Roberts.........    310,666          268,334            78,754                -
Michael W. Knoblauch.....    186,666          213,334                 -                -
Thomas A. FitzSimmons....    125,000          150,000                 -                -
David S. Simmet..........     97,000           62,000            13,126                -

(a) Values are based on the December 31, 1999 closing price of $3.6875 per share on The Nasdaq Stock Market's National Market.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

         The Executive Compensation Committee, comprised of directors who are not employees of the Company, annually reviews and makes recommendations to the Board of Directors regarding executive compensation. It is the philosophy of the Committee that the executive compensation program should align the financial interests of the Company's executives with the long term interests of the Company and its shareholders and should attract and retain qualified executives to lead the Company toward its goals. The key elements of the Company's current program include a base salary, a bonus linked to either the Company's financial performance or based on that executive's performance and equity participation through stock options.

         BASE SALARY. The Executive Compensation Committee's policy with respect to salaries is to establish base compensation levels for executives which are competitive in relation to other companies of similar size within the Company's industry. The Executive Compensation Committee will also take into consideration the executive's responsibilities, experience level and individual performance. Salaries are reviewed annually and are adjusted based on the recommendation of management.

         BONUS. The performance of the individual and the performance of the Company were considered in order to determine whether to grant bonuses to the Company's executive officers and certain other key employees. The bonus for some of the executives was based in part on their overall performance and in part on their performance measured through achievement of specific personal objectives. The bonuses awarded to other executives were based solely on their overall performance. Each executive's performance was evaluated by the Executive Compensation Committee based upon the report and recommendation of management. None of the bonuses awarded in 1999 were based on Company performance.

         STOCK OPTIONS. Under the Option Plan, the Executive Compensation Committee may grant options to purchase Common Stock to employees of the Company, including executive officers. Option grants become exercisable either over a period of time or if the Company's earnings per share targets are met and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long term incentives to enhance the value of the Company's Common Stock. Generally, the Executive Compensation Committee considers the grant of options to executive officers and key managers on an annual basis. The number of options awarded and the related vesting period are determined based upon management's recommendation and are generally a function of the position held by an executive and his expected contribution to the Company's future growth and profitability. The Executive Compensation Committee determined that certain options granted in 1999 should vest only if certain earnings per share targets are met (or upon a change in control) in order to more directly link the benefits of the options to corporate performance.

         THE CHIEF EXECUTIVE OFFICER'S 1999 COMPENSATION. The Executive Compensation Committee's approach to Mr. Foss' compensation was based on the Company's performance and Mr. Foss' responsibilities. Mr. Foss receives a base salary based upon his responsibilities and experience and which the Executive Compensation Committee believes is comparable to the salaries of other chief executive officers at similar companies. In determining Mr. Foss' compensation, the Executive Compensation Committee considered the Company's financial performance for the prior year and Mr. Foss' contribution to the short- and long-term objectives of the Company. As a result of this evaluation, his 1999 base salary was maintained at $475,000. Mr. Foss was eligible for a bonus and stock options but did not receive a bonus or stock options in 1999 due to the Company's financial performance.

         The Executive Compensation Committee believes that the above elements assist the Company in meeting its short-term and long-term business objectives and appropriately relate executive compensation to the Company's performance.

         DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

         The Executive Compensation Committee does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Executive Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

EXECUTIVE COMPENSATION COMMITTEE:

         HARRY E. CRAIG DAVID T. HARRISON SAM M. LAFATA THOMAS N. TRYFOROS

DIRECTOR COMPENSATION

         For 1999, all outside Board members received $1,500 for each Board meeting attended plus $500 for each Committee meeting attended and were reimbursed for travel related expenses.

STOCK PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning on January 1, 1995 and ending on December 31, 1999 with the cumulative total return on the Nasdaq Market index and a peer group index based upon the approximately 150 companies included in the Dow Jones - Diversified Financial Services Industry Group. The comparison assumes that $100 was invested on December 31, 1994 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.

                                  [LINE GRAPH]



                                      12/31/94    12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
     Credit Acceptance Corporation     $100.00     $116.90     $132.39    $  43.66    $  41.20    $  20.77
     Nasdaq Market Index                100.00      129.71      161.18      197.16      278.08      490.46
     Peer Group                         100.00      159.66      214.60      333.30      397.20      445.40


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

         In the normal course of business, the Company has maintained business relationships and engaged in certain transactions with an affiliated company owned by the Company's Chairman (the "affiliated company") which operates certain affiliated dealers.

CONTRACT ASSIGNMENTS

         The Company regularly accepts installment contracts and lease contracts originated by the affiliated company, which aggregated approximately $9.3 million and $5.8 million, respectively, in 1999, and represented approximately 2% of gross installment contracts receivable and 13% of leased vehicles, respectively, as of December 31, 1999. The Company accepted contracts from the affiliated company on the same terms in all material respects as those accepted from unaffiliated dealers.

INDEBTEDNESS

         During 1999, the affiliated company was indebted to the Company for borrowings used for working capital purposes. The largest amount of such indebtedness outstanding during 1999, including accrued interest, was $723,000. The indebtedness is due on demand, bears interest at prime plus 4% and is secured by cash collections on contracts accepted from the affiliated company.

         Pursuant to floor plan arrangements, as of December 31, 1999, the affiliated company was indebted to the Company for $2.6 million. The largest amount of such indebtedness outstanding during 1999, including accrued interest, was $5.6 million. As of February 29, 2000, all such indebtedness has been repaid. Such indebtedness was due as the vehicles securing such indebtedness were sold, and bore interest at 4% above the prime rate, with a minimum of 12%. These arrangements were secured by the related inventory and future cash collections on installment contracts accepted from the affiliated company and were made on the same terms and conditions as loans made to unaffiliated dealers.

SERVICES

        The Company and the affiliated company owned by the Company's Chairman have entered into a Services Agreement (the "Services Agreement") which provides that the Company and the affiliated company will share specified services, including services relating to insurance management, payroll, tax return preparation and retaining professionals. The affiliated company pays a monthly fee to the Company for such services which is approximately equivalent to the Company's cost of rendering such services and is calculated based on: (i) a percentage of the monthly salary of certain Company employees; (ii) a fee for any tax return prepared and filed by the Company on behalf of the affiliated company (ranging from $300 to $3,000 depending on the type of return); and (iii) an additional amount equal to the allocable share of fees for professional services and insurance premiums and deductibles paid by the Company during the preceding month, less the Company's share of any such fees paid by the affiliated company during the preceding month. The Services Agreement continues until terminated by the Company or the affiliated company upon 30 days prior written notice. During 1999, the Company charged the affiliated company approximately $367,000 and was charged approximately $2,000 under the Services Agreement.

                             INDEPENDENT ACCOUNTANTS

         On April 16, 1998, Arthur Andersen LLP informed the Company that the client-auditor relationship between Arthur Andersen LLP and the Company had ceased. Although the Company had not communicated such fact to Arthur Andersen LLP, this notification followed the Company's determination to seek competitive bids from independent accounting firms, including Arthur Andersen LLP, with respect to the engagement of independent accountants to audit the Company's financial statements for the year ending December 31, 1998. The Company and Arthur Andersen LLP concur that such notification constitutes an indication by Arthur Andersen LLP that it declines to stand for re-election within the meaning of Item 4 (a) of Form 8-K, although the Company is not required to seek shareholder approval or ratification of the appointment of independent accountants. In selecting independent accountants for its fiscal year ending December 31, 1998, the Company placed no limitations on Arthur Andersen LLP in responding fully to inquiries of the successor accountant.

         The reports of Arthur Andersen LLP on the Company's financial statements for each of the years in the two year period ended December 31, 1997 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

         In connection with its audits for each of the two years ended December 31, 1997 and from January 1, 1998 through April 16, 1998, (i) there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report on the financial statements for such fiscal years and (ii) there were no reportable events as defined in Regulation S-K Item 304 (a) (1) (v).

         The Company provided Arthur Andersen LLP with a copy of the above disclosures which the Company made in response to Item 304 (a) of Regulation S-K. Arthur Anderson LLP furnished the Securities and Exchange Commission a letter stating it agrees with such disclosures.

         The Company engaged Deloitte & Touche LLP as its new independent accountants as of June 24, 1998. During the two fiscal years ending December 31, 1997 and through June 24, 1998, the Company had not consulted with Deloitte & Touche LLP regarding either (i) (A) the application of accounting principles to a specified translation, either completed or proposed; or (B) the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as the term is defined in Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is described in Item 304 (a) (1) (v) of Regulation S-K).

        The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Deloitte & Touche LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for the 2000 fiscal year. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so.

                             OTHER BUSINESS MATTERS

         The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the enclosed form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

         Enclosed with the Notice of Annual Meeting and this Proxy Statement is a copy of the Company's Annual Report on Form 10-K. The Company has also published a formal annual report which is available without charge to shareholders upon request. Address all requests, in writing, to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Proposals by shareholders which are intended to be presented at the 2001 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than December 15, 2000 in order to be considered for inclusion in the Company's 2001 proxy materials. The Company expects the persons named as proxies for the 2001 Annual Meeting of Shareholders to use their discretionary voting authority with respect to any proposal presented at that meeting by a shareholder who does not provide the Company with written notice of such proposal prior to February 28, 2001.

                                   By Order of the Board of Directors,



                                   Donald A. Foss
                                   Chairman and Chief Executive Officer
April 14, 2000

PROXY                                                               PROXY

                         CREDIT ACCEPTANCE CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 22, 2000

     The undersigned hereby constitutes and appoints Donald A. Foss and Brett
A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all of the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 22, 2000 at 9:00 a.m., local time, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those as set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION
IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE OTHER SIDE. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 14, 2000 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 14, 2000 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

 YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE THIS PROXY ON THE REVERSE SIDE
              AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------

                         CREDIT ACCEPTANCE CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. //


[                                                                                                          ]






                                             For Withheld  For All
ELECTION OF DIRECTORS                        All    All    (Except)
NOMINEES:01 Donald A. Foss-02                                                    MARK HERE IF YOU PLAN TO
Harry E. Craig-03 Thomas A. FitzSimmons-     //     //       //                  ATTEND THE MEETING      //
04 Sam M. LaFata-05 Thomas N. Tryforos

(INSTRUCTION: To withhold authority to
vote for any individual nominee, write
that nominee's name in the space provided below)

------------------------------------------

                                                                        Dated:                        , 2000
                                                                              ------------------------

                                                                        ------------------------------------
                                                                        Signature(s)

                                                                        ------------------------------------
                                                                        Please sign exactly as name appears
                                                                        on the proxy card. When shares are
                                                                        held by joint tenants, both should
                                                                        sign. When signing as attorney,
                                                                        executor, administrator, trustee or
                                                                        guardian, please give full title as
                                                                        such. If a corporation, please sign
                                                                        in full corporate name by president
                                                                        or other authorized officer. If a
                                                                        partnership, please sign in partnership
                                                                        name by an authorized person.
PLEASE MARK, SIGN, DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.